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                                                                    EXHIBIT 23.3

         [LETTERHEAD OF MORRIS, NICHOLS, ARSHT & TUNNELL APPEARS HERE]

                               November 10, 1998


Muldoon, Murphy & Faucette
5101 Wisconsin Avenue, N.W.
Washington, DC 20016

Ladies and Gentlemen:

             We hereby consent to the filing of our opinion to you concerning certain matters of Delaware law in connection with the subscription and community offering (the "Offering") by Woronoco Bancorp, Inc., a Delaware corporation (the "Company"), of shares of its common stock, par value $.01 per share, in draft or final form, as an exhibit to (i) the Registration Statement filed with the Securities and Exchange Commission by the Company in connection with the Offering, and all amendments thereto, and (ii) the application to be filed with Massachusetts banking authorities in connection with the conversion of Woronoco Savings Bank, a state chartered savings bank, from the mutual form of ownership to stock form of ownership, and all amendments thereto, and to the reference to this firm in the "Legal Matters" section of the Prospectus relating to the Offering.

                                        Very truly Yours,

                                        /s/ Morris, Nichols, Arsht & Tunnell